
EXHIBIT 11.2 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES


        FOR THE SIX MONTHS ENDED                    PRIMARY
 FULLY DILUTED
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                 JUNE 30                          1995    1994
 1995     1994
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EARNINGS:  (In Millions)
  Net earnings                                   $ 28.4  $ 35.4
$ 28.4   $ 35.4
  Series C preferred dividend requirements         (1.3)   (1.5)
  Series D preferred dividend requirements         (3.1)   (3.1)
  Additional required ESOP contribution <F1>
  (1.0)    (1.0)
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  Net earnings available for common
    and equivalent shares                        $ 24.0  $ 30.8
$ 27.4   $ 34.4
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WEIGHTED AVERAGE SHARES:  (In Millions)

  Common shares outstanding                        35.0    34.0
  35.0     34.0
  Dilutive stock options outstanding                         .4
             .4
  Conversion of Series C preferred stock <F3>
   1.8      1.9
  Contingent issuance of common stock to
    satisfy the redemption price guarantee <F2><F4>
    .7       .6
  Conversion of Series D preferred stock <F3>
   4.4      4.4
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  Common and equivalent shares outstanding         35.0    34.4
  41.9     41.3
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PER COMMON AND EQUIVALENT SHARE:

   Net earnings                                  $  .69  $  .89
$  .66   $  .83
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[FN]
<F1> Amount represents the additional after-tax contribution that would be
     necessary to meet the ESOP debt service requirements under an assumed conversion of the Series C preferred stock.

<F2> Calculations consider the June 30, 1995 common stock market price in
     accordance with Emerging Issues Task Force Abstract No. 89-12.

<F3> Amount represents the weighted average number of common shares issued
     assuming conversion of preferred stock outstanding.

<F4> Amount represents the additional number of common shares that would be
     issued in order to satisfy the Series C preferred stock redemption price guarantee. This calculation considers only the number of preferred shares held by the ESOP that have been allocated to participants' accounts as of
     June 30 of the respective year.